Exhibit 10.1

Policy for Non-Business Use of the Corporate Aircraft

Non-business (personal) use of the corporate aircraft of Marvell Technology Group Ltd. (“Marvell”) and its subsidiaries shall be limited to the Chief Executive Officer (the “CEO”), provided that the CEO may not use the corporate aircraft for more than three personal trips in any fiscal year without the approval of the executive compensation committee of the board of directors of Marvell.  For clarity, one round trip or one multi-point trip shall constitute one trip for purposes of this limitation.  Family members, friends or people associated with a charitable interest of the CEO may accompany the CEO on a personal use flight or use the corporate aircraft with the CEO’s approval within these limitations.  With respect to any personal use, all applicable IRS guidelines (e.g., the SIFL or Standard Industry Fare Level) for personal use flights shall be followed.